Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-80747 and 333-87586), S-4 (No. 333-102123) and Form S-8 (Nos. 333-81197, 333-90780, 333-63624, and 333-25531) of Chittenden Corporation of our report dated January 16, 2004 relating to the financial statements as of December 31, 2003, which appears in this Form 10-K.

Montpelier, VT

March 4, 2004